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                                                                       Exhibit 4








               THE MEAD CORPORATION EMPLOYEES STOCK PURCHASE PLAN
               --------------------------------------------------











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SECTION 1 - GENERAL...........................................................1
         1.1  History, Purpose and Effective Date.............................1
         1.2  Plan Administration.............................................1
         1.3  Applicable Laws.................................................1
         1.4  Indemnification.................................................1
         1.5  Gender and Number...............................................2
         1.6  Assignment......................................................2
         1.7  Notices.........................................................2
         1.8  Plan Year.......................................................2

SECTION 2 - MEMBERSHIP........................................................2
         2.1  Eligibility for Membership......................................2
         2.2  Plan Agreement..................................................3
         2.3  Membership Not a Contract of Employment.........................3

SECTION 3 - CONTRIBUTIONS TO THE PLAN.........................................3
         3.1  Member Contributions............................................3
         3.2  Variation, Suspension and Resumption of Member
              Contributions...................................................3
         3.3  Withdrawal of Member Contributions..............................3
         3.4  Employer Contributions..........................................3
         3.5  Compensation....................................................4

SECTION 4 - INVESTMENT OF PLAN FUNDS..........................................4

SECTION 5 - RELATING TO MEAD SHARES...........................................4
         5.1  Purchase of Mead Shares.........................................4
         5.2  Registration and Voting of Mead Shares Held
              Under Plan......................................................4
         5.3  Subscription Rights.............................................4
         5.4  Sale of Mead Shares.............................................4

SECTION 6 - DISTRIBUTIONS FROM THE PLAN.......................................4
         6.1  Distributions at Plan Year End..................................4
         6.2  Distribution on Death...........................................5
         6.3  Other Distributions.............................................6
         6.4  Registration of Distributed Mead Shares.........................6

SECTION 7 - AMENDMENT AND TERMINATION.........................................6



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SECTION 1 - GENERAL
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         1.1 History, Purpose and Effective Date. Effective July 1, 1966, THE
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MEAD CORPORATION, an Ohio corporation ("Mead"), established THE MEAD CORPORATION
EMPLOYEES STOCK PURCHASE PLAN (the "Plan") to permit its eligible employees and those of any "Affiliate" (as defined below) which, with the consent of Mead's Board of Directors adopts the Plan to purchase shares of Mead common stock
("Mead Shares") from their current earnings and to have additional Mead Shares purchased for them with "Employer" (as defined below) contributions. The Plan, as adopted, was subsequently amended from time to time and was last amended and entirely restated, effective September 1, 1990. The following provisions constitute a further amendment and restatement of the Plan, effective September 1, 1997 (the "Effective Date"). Mead and any Affiliate adopting the Plan are sometimes referred to below, collectively, as the "Employers" and, individually, as an "Employer." The term "Affiliate" means any entity during the period that it is, along with Mead, a member of a controlled group of corporations, a controlled group of trades or businesses, an affiliated service group or of any other entity designated by the Secretary of the Treasury (as described in sections 414(b), 414(c), 414(m) and 414(o), respectively, of the Internal
Revenue Code of 1986, as amended ("the Code").

         1.2 Plan Administration. The Plan shall be interpreted, administered
             -------------------
and operated by a "Committee" appointed by Mead's Vice-President, Human Resources. All questions of any character whatsoever arising in connection with the interpretation of the Plan or its administration or operation shall be submitted to and settled and determined by the Committee as it shall deem equitable and fair. Any interpretation of the provisions of the Plan by the Committee shall be final and conclusive, and shall bind, and may be relied upon by, each of the Employers, each of the Members and all other parties in interest. All expenses of administration of the Plan shall be borne by Mead, except that all brokerage commissions, transfer taxes and other taxes on Mead Shares or cash held under the Plan shall be paid from the funds held under the Plan.

         1.3 Applicable Laws. The Plan will be construed and administered in
             ---------------
accordance with the laws of the State of Ohio to the extent that those laws are not preempted by the laws of the United States of America.

         1.4 Indemnification. The Vice-President, Human Resources, the members
             ---------------
of the Committee and other Mead employees acting pursuant to the provisions of the Plan shall have all the rights of indemnification provided by law, agreement and under Mead's articles of incorporation, regulations and by-laws. In addition, Mead will satisfy any liability actually and reasonably incurred by any such person including attorneys' fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding related to his exercise or failure to exercise any of the powers, authorities, responsibilities or discretions provided under the Plan, or reasonably believed by him to be provided thereunder, and any action taken by him in connection with those matters in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the Plan, and




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with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful.

         1.5 Gender and Number. Where the context admits, words in any gender
             -----------------
include any other gender, words in the singular will include the plural and words in the plural include the signature.

         1.6 Assignment. No right or interest of any person under the Plan shall
             ----------
be assignable or transferable, in whole or in part, either directly or otherwise, including without limitation thereto, by execution, levy, attachment, garnishment, pledge or in any other manner, but excluding transfers by reason of death or mental incompetency; no attempted assignment or transfer thereof shall be effective; and no such right or interest shall be liable for, or subject to, any obligation or liability of any "Member" (as described in subsection 2.1) or "Beneficiary" (as described in subsection 6.2).

         1.7 Notices. Any notice required or permitted to be given to any Member
             -------
under the Plan will be properly given if delivered or mailed, postage prepaid, to him at his last post office address as shown on his Employer's records. Any notice to the Committee shall be properly given if delivered or mailed, postage prepaid, to the Corporate Secretary of Mead at Mead's principal place of business. Any notice required under the Plan may be waived by the person entitled to notice.

         1.8 Plan Year. The term "Plan Year" means the 12-month period beginning
             ---------
on each September 1 and ending on the following August 31.

SECTION 2 - MEMBERSHIP
----------------------

         2.1 Eligibility for Membership. Each individual who was a Member in the
             --------------------------
Plan on August 31, 1997 will continue as such, subject to the terms and conditions of the Plan. Each individual who becomes an "Eligible Employee" (as defined below) on or after September 1, 1977 may become a Member in the Plan by entering into a "Plan Agreement" (as described in subsection 2.2) with the Committee. The term "Eligible Employee" means any person (other than a director of an Employer) who:

          (a) is a full-time, common-law employee of an Employer who has attained at least age 21 years;

          (b) has completed at least 1 year of continuous employment with the Employers and is employed in a participating unit set forth on Appendix A;

          (c) is, unless waived by Mead's Board of Directors, a citizen of the United States of America.

         2.2 Plan Agreement. The term "Plan Agreement" means an agreement in
             --------------
such form as the Committee may require under the terms of which an Eligible Employee acknowledges receipt of a copy of the Plan and of the prospectus relating thereto and elects the amount (expressed as a whole


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percentage) of his "Member Contributions" for each pay period, which amount shall not exceed 5 percent of the "Compensation" (as defined in subsection 3.5) payable to the Member for that pay period.

         2.3 Membership Not a Contract of Employment. The Plan does not
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constitute a contract of employment and participation in the Plan will not give any employee the right to be retained in the employ of the Employers nor give any person any right or claim to any benefit under the terms of the Plan unless such right or claim has specifically accrued under the Plan.

SECTION 3 - CONTRIBUTIONS TO THE PLAN
-------------------------------------

         3.1 Member Contributions. For each pay period, each Employer shall make
             --------------------
a "Member Contribution" to the Plan on behalf of each Member employed by it during that pay period in accordance with the Member's then effective Plan Agreement. The amount of a Member's Member Contribution shall be credited to an "Account" established in his name by the Committee.

         3.2 Variation, Suspension and Resumption of Member Contributions. A
             ------------------------------------------------------------
Member may elect to prospectively increase the rate of his Member Contribution once during any Plan Year. A Member may elect to prospectively cease making all Member Contributions under the plan and, having made such an election, may not again make contributions prior to the first day of the next following Plan Year.

         3.3 Withdrawal of Member Contributions. A Member may elect at any time
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during a Plan Year (other than during the months of July and August) to withdraw an amount equal to the entire amount of the Member Contributions then credited to his Account. As of the date of any such withdrawal, the Member shall forfeit his right to receive any benefit from the Plan for that Plan Year and to participate in the Plan prior to the first day of the next following Plan Year.

         3.4 Employer Contributions. For each pay period, each Employer shall
             ----------------------
make an Employer Contribution to the Plan on behalf of each Member employed by it during that pay period in an amount equal to 12-1/2 percent of the amount of the Member Contributions made by the Member for that pay period. The amount of Employer Contributions made pursuant to this subsection is subject to deductions for income, Social Security and other taxes and charges as required by law.

         3.5 Compensation. A Member's "Compensation" for any Plan Year means
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that portion of the total "wages" (as defined in section 3401 (a) of the Code)
paid to the Member, in the form of base pay, overtime pay and productivity bonus payments, for services rendered to the Employers.

SECTION 4 - INVESTMENT OF PLAN FUNDS
------------------------------------

         Except as provided by the following sentence, all contributions made under the Plan for a Plan Year shall be invested in Mead Shares at such time or times during that year as the Committee decides. As of August 31 of each Plan Year all cash dividends paid on Mead Shares held by the




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Plan during the Plan Year ending on that date shall be allocated to Members, pro rata, according to the amount of their Account balances as of that date.


SECTION 5 - RELATING TO MEAD SHARES
-----------------------------------

         5.1 Purchase of Mead Shares. All purchases of Mead by the Committee
             -----------------------
under the Plan shall be made on the New York Stock Exchange or at private sale from Mead or any other person, firm or corporation at a price not exceeding the then current or last quoted offering price for such shares on the New York Stock Exchange.

         5.2 Registration and Voting of Mead Shares Held Under Plan.
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Certificates for Mead Shares held under the Plan shall be registered in the name of the Plan and shall be maintained in the custody of the Committee or its delegate, who may, but need not, be the broker or brokers through whom such shares are purchased. The Committee shall have the authority to vote all Mead Shares registered in the name of the Plan.

         5.3 Subscription Rights. Any subscription right with respect to a Mead
             -------------------
Share registered in the name of the Plan may, in the discretion of the Committee, either be exercised on behalf of the Plan to the extent that cash is then available under the Plan or be sold on behalf of the Plan.

         5.4 Sale of Mead Shares. Except to the extent necessary to make cash
             -------------------
distributions to Members in accordance with the provisions of the Plan, Mead Shares held under the Plan shall not be sold.

SECTION 6 - DISTRIBUTIONS FROM THE PLAN
---------------------------------------

         6.1 Distributions at Plan Year End. As of each August 31 the Committee
             ------------------------------
shall cause to be distributed to each Member who is a "Distribution Eligible Member" (as defined below) on that date the maximum number of Mead Shares which, when valued at "Average Net Cost" to the Plan (computed as provided below) will not exceed the Member's Account balance, if any, as of that date. "Average Net Cost" shall be determined as of each August 31 by dividing the aggregate number of Mead Shares owned by the Plan on that date into the excess of:

         (a) the cost of all Mead Shares (including brokerage commissions and transfer taxes) purchased for the Plan Year ending on that date; over

         (b) the net proceeds (after brokerage commissions and transfer taxes) of all sales of Mead Shares for that Plan Year.

The remainder, if any, of a Member's Account balance representing less than the Average Net Cost of a full Mead Share shall be distributed to the Member in cash. With respect to any Plan Year, the term "Distribution Eligible Member" means a Member:




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          (i)  who is actively employed by the Employers on the last day of that year, and who has not exercised his withdrawal right under subsection 3.3;

          (ii) who retired from the employ of the Employers under the terms of a "qualified" retirement plan during that year; or

          (iii)whose employment with the Employers was terminated during that year by reason of the disposition of a plant, division or other business unit by an Employer.

Notwithstanding the foregoing, in lieu of the distribution described in the first sentence, of this subsection, a Member who employment is terminated (other than during the months of July and August) for a reason described in paragraph
(iii) next above, may elect to have an amount equal to the amount of his Member Contributions then credited to his Account distributed to him, in cash, as soon as practicable after the date of his termination. Any remaining balance of his Account shall be forfeited and applied to reduce the amount of the Employer Contributions to be made by his Employer for that year.

         6.2 Distribution on Death. As soon as practicable after it is informed
             ---------------------
of the death of a Member, the Committee shall cause to be distributed to the Member's Beneficiary, a cash amount equal to the Member's Account balance, which balance shall include the amount of any Employer Contributions credited or creditable thereto pursuant to subsection 3.4. The term "Beneficiary" means the Participant's Spouse or, if not Spouse survives him, the person or persons entitled to receive the proceeds payable on account of the Member's participation in the Life Insurance Plan of The Mead Welfare Benefits Program.

         6.3 Other Distributions. As soon as practicable after it is informed of
             -------------------
the termination of employment of a Member for a reason other than a reason described in subsections 6.1 and 6.2, the Committee shall cause to be distributed to the terminated Member from his Account, in cash, an amount equal to the amount of the Member Contributions then credited to his account. Any remaining balance of his Account shall be forfeited and applied to reduce the amount of the Employer Contributions to be made by his Employer for the year.

         6.4 Registration of Distributed Mead Shares. Certificates for shares of
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Mead Stock distributed to a Member pursuant to the terms of the Plan shall be registered in the name of the Member unless the Member has specified, by writing filed with the Committee, that such Shares are to be registered in the names of the Member and another person, as joint tenants and not as tenants in common.

SECTION 7 - AMENDMENT AND TERMINATION
-------------------------------------

         The Mead Board of Directors reserves the right to amend or to terminate the Plan at any time, except that in taking any action amending or terminating the Plan the Board of Directors shall





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provide that as of the effective date of the amendment or termination there shall be available for distribution, in cash, to each Member on that date an amount equal to the amount of any undistributed Member Contributions previously made by him. Notwithstanding the foregoing, the Vice-President, Human Resources may, in his sole discretion, add or remove participating units from Appendix A from time to time.



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